        Exhibit 10.26

Citibank, N.A.
390 Greenwich Street, 4th Floor New York, NY 10013 Attention: Equity Derivatives
Opening Transaction

To:	Align Technology, Inc. 410 N. Scottsdale Road, Suite 1300 Tempe, Arizona 85281
A/C:
From:	Citibank, N.A.
Re:	Fixed Dollar Accelerated Share Repurchase Transaction
Date:	October 26, 2023

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Citibank, N.A. (“Dealer”) and Align Technology, Inc. (“Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. The Transaction is a Share Forward Transaction for purposes of the Equity Definitions. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions, as published by ISDA.

1.This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Issuer had executed an agreement in such form without any Schedule but with the elections set forth in this Confirmation (and (1) the election of USD as the Termination Currency, (2) the election that subparagraph
(ii) of Section 2(c) will not apply to the Transactions and (3) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer, with a “Threshold Amount” of 3% of Dealer shareholders’ equity for Dealer (provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement and (b) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, a default hereunder shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay)”.

The Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer are parties, the Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement.

If there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated:
(i) this Master Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

2.The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:    As specified in Schedule I

Buyer:    Issuer

Seller:    Dealer

Shares:    Common Stock, par value USD 0.0001 per share, of Issuer (Ticker: ALGN)

Forward Price:    A price per Share (as determined by the Calculation Agent) equal to the greater of (A) (i) the arithmetic mean (not a weighted average, subject to “Market Disruption Event” below) of the 10b-18 VWAP on each Observation Date that is a Trading Day during the Calculation Period minus (ii) the Discount and
(B) $5.00.

Discount:    As specified in Schedule I

10b-18 VWAP:    On any Trading Day, a price per Share equal to the volume- weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Trading Day as determined by the Calculation Agent by reference to the screen entitled “ALGN
<Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. or any successor (excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Scheduled Trading Day (including, for the avoidance of doubt, the first reported trade on the Exchange following the scheduled open of trading on the Exchange), (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Scheduled Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Scheduled Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on such Trading Day) or, if the price displayed on such screen is clearly erroneous, as determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Observation Dates:    As specified in Schedule I

Calculation Period:    The period from, and including, the first Observation Date that is a Trading Day that occurs on or after the Prepayment Date to,

Final Termination Date:	As specified in Schedule I; provided that if a Market Disruption Event has occurred pursuant to Section 7 of this Confirmation, such Final Termination Date shall be postponed by one Trading
Trading Day:	such Merger Transaction during the Calculation Period Any Exchange Business Day that is not a Disrupted Day in whole
Initial Shares:
As specified in Schedule I; provided that if Dealer is unable to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Issuer on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire, and thereafter Dealer shall continue to use commercially reasonable efforts to borrow or otherwise acquire a number of Shares, at a stock borrow cost no greater than the Initial Stock Loan Rate, equal to the shortfall

Initial Share Delivery Date:
in the Initial Shares and to deliver such additional Shares as soon as reasonably practicable. For the avoidance of doubt, the aggregate of all shares delivered to Dealer in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of determining the “Settlement Amount” below.

One Exchange Business Day following the Trade Date. On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable
Prepayment Amount:	As specified in Schedule I
Prepayment Date:	One Exchange Business Day following the Trade Date. On the Prepayment Date, Buyer shall pay to Seller the Prepayment Amount.
Exchange:	The Nasdaq Global Select Market
Related Exchange:	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.
Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words but excluding, the relevant Valuation Date; provided, however, that if the Valuation Date is the Scheduled Valuation Date, then the Valuation Date shall be included in the Calculation Period; provided further that in no event shall any Scheduled Valuation

“at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” starting in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if any Exchange Business Day in the Calculation Period or the Buyer Settlement Valuation Period is a Disrupted Day, the Calculation Agent shall have the option, in its reasonable discretion, to take one or more of the following actions in a good faith and commercially reasonable manner: (i) determine that such Exchange Business Day is a Disrupted Day in part, in which case the Calculation Agent shall (x) determine the 10b-18 VWAP on such Exchange Business Day based on Rule 10b-18 eligible trades in the Shares on such day taking into account the nature and duration of the relevant Market Disruption Event and (y) determine the Forward Price or Buyer Settlement Price, as applicable, using an appropriately weighted average of 10b-18 VWAPs instead of an arithmetic mean, and/or
(ii) elect to (x) postpone the Scheduled Valuation Date (in the case of a Disrupted Day during the Calculation Period) or (y) extend the Buyer Settlement Valuation Period (in the case of a Disrupted Day during the Buyer Settlement Valuation Period) by up to one Observation Date for every Observation Date that is a Disrupted Day during the Calculation Period or Buyer Settlement Valuation Period, as applicable; provided that in no event shall any Scheduled Valuation Date be postponed to a date later than the Final Termination Date. For the avoidance of doubt, if the Calculation Agent takes the action described in clause (i) above, then such Disrupted Day shall be a Trading Day for purposes of calculating the Forward Price or Buyer Settlement Price, as applicable.

Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Calculation Period or the Buyer Settlement Valuation Period and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent may, in its good faith and commercially reasonable discretion, deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the 10b-18 VWAP for such ninth Scheduled Trading Day using its good faith and commercially reasonable estimate of the value of the Shares on such ninth

Scheduled Trading Day based on the volume, historical trading patterns and trading price of the Shares.

VALUATION:

Valuation Date:    The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date as a result of Dealer’s election in accordance with the immediately succeeding paragraph.

Dealer shall have the right, in its absolute discretion but subject to the limitation set forth in the immediately succeeding paragraph, to accelerate the Valuation Date, in whole or in part (an “Acceleration”), to any Exchange Business Day that is on or after the Lock-Out Date and prior to the Scheduled Valuation Date by notice (each such notice, an “Acceleration Notice”) to Issuer by 9:00 p.m., New York City time, on the Exchange Business Day immediately following the accelerated Valuation Date; provided that if at any time after the Lock-Out Date Dealer expects the Settlement Amount to be a negative number, then Dealer shall provide Issuer notice of any such expectation.

Dealer shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration (which may be less than the full Prepayment Amount, but only so long as such portion is not less than USD 25,000,000). If the portion of the Prepayment Amount that is subject to acceleration is less than the full Prepayment Amount, then the Calculation Agent shall adjust the terms of the Transaction as appropriate in order to take into account the occurrence of such accelerated Valuation Date (including cumulative adjustments to take into account all prior accelerated Valuation Dates).

On each Valuation Date, the Calculation Agent shall calculate the Settlement Amount.

Scheduled Valuation Date:    As specified in Schedule I, subject to postponement in
accordance with “Market Disruption Event” above

Lock-Out Date:    As specified in Schedule I

SETTLEMENT TERMS:

Physical Settlement:    Applicable.

On the Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price minus (b) the Initial Shares (such number of Shares, the “Settlement Amount”), rounded to the nearest whole number of Shares; provided, however, that if the Settlement Amount is less than zero, then the Buyer Settlement Provisions in Annex A hereto shall apply.

Settlement Currency:    USD

Settlement Date:	The date that falls one Settlement Cycle after the relevant Valuation Date.
Other Applicable Provisions:
The last sentence of Section 9.2, Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable to the Transaction.

SHARE ADJUSTMENTS:
Potential Adjustment Event:
Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

It shall constitute a Potential Adjustment Event if a Disrupted Day occurs or, pursuant to Section 9 below, is deemed to occur (in whole or in part) on any Trading Day on or prior to the Valuation Date.

Extraordinary Dividend:
Any dividend or distribution on the Shares with an ex- dividend date occurring during the period from, and including, the Trade Date to, and including, the last day of the Potential Purchase Period (as defined below) (other than any dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions).

Method of Adjustment:
Calculation Agent Adjustment; provided that the parties hereto agree that any Share repurchases by the Issuer, whether pursuant to Rule 10b-18 of the Exchange Act, Rule 10b5-1 of the Exchange Act on customary terms, at prevailing market prices, or VWAP (subject to any discounts thereto) shall not be considered Potential Adjustment Events; provided further that adjustments for any Potential Adjustment Event (other than pursuant to any Potential Adjustment Event defined in Sections 11.2(e)(i), 11.2(e)(ii)(A) and 11.2(e)(iii) of the Equity Definitions) may be made to account for changes in volatility, stock loan rate or liquidity relevant to the Shares or the Transaction.

EXTRAORDINARY EVENTS:
Consequences of Merger Events:
Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Component Adjustment
Tender Offer:
Applicable; provided that the definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” in the third and fourth line thereof with “(a) greater than 15% and less than 100% of the outstanding Shares of the Issuer in the event that such Tender Offer is being made by any entity or person other than the Issuer or any subsidiary thereof or (b) greater than 20% and less than 100% of the outstanding Shares of the Issuer in the event that such Tender Offer is being made by the Issuer or any subsidiary thereof”.

Consequences of Tender Offers:
Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Modified Calculation Agent Adjustment
Share-for-Combined:	Modified Calculation Agent Adjustment
New Shares:
In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

For purposes of the Transaction,

(i)the definition of Merger Date in Section 12.1(c) of the Equity Definitions shall be amended to add “each of the Announcement Date and” immediately following the word “means”;

(ii)the definition of Tender Offer Date in Section 12.1(e) of the Equity Definitions shall be amended to add “each of the Announcement Date and” immediately preceding the words “the date”; and

(iii)the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (a) replacing the words “a firm” with the word “any bona fide” in the second and fourth lines thereof, (b) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (c) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, (d) inserting the words “by any bona fide entity that is reasonably likely to be a party to the transaction” after the word “announcement” in the second and the fourth lines thereof, (e) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereof and (f) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereof.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re- traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:
Change in Law:
Applicable; provided that (i) any determination as to whether
(A)the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or
(B)the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation,
(x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (iii) by, immediately following the word “Transaction” in clause (x) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable
Insolvency Filing:	Applicable
Hedging Disruption:	Applicable
Increased Cost of Hedging:	Not Applicable
Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	200 bps
Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	25 bps
Determining Party:	For all applicable events, Dealer; provided that, when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent. All calculations and determinations made by the Determining Party shall be made in good faith and in a commercially reasonable manner.

Following any determination or calculation by Determining Party hereunder, upon a written request by Issuer, Determining Party will promptly (but in any event within five Scheduled Trading Days) provide to Issuer in writing a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in the making of such determination or calculation), it being understood that in no event will Determining Party be obligated to share with Issuer any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination or calculation or any information that is subject to an obligation not to disclose such information.

Hedging Party:    For all applicable events, Dealer

Non-Reliance:    Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:    Applicable

Additional Acknowledgments:    Applicable

3.Calculation Agent:    Dealer; provided that following the occurrence of an Event of
Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Issuer of such failure the Issuer shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent.

All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation made by the Calculation Agent hereunder, upon a prior written request by the Issuer, the Calculation Agent will provide to the Issuer by email to the email address provided by the Issuer in such prior written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation and specifying the particular section of the Confirmation pursuant to which such calculation or determination is being made (and in the event that more than one section of the Confirmation would permit the Calculation

Agent to make an adjustment upon the occurrence of a specific event, then the Calculation Agent shall specify the particular section number pursuant to which the Calculation Agent is making the adjustment hereunder); provided, however, that in no event will the Calculation Agent be obligated to share with the Issuer any proprietary or confidential data or information or any proprietary models used by it.

4.Account Details and Notices:
(a)Account for delivery of Shares to Issuer: Shares to be delivered to:
Computershare 250 Royal Street
Canton, MA 02021
ATTN: Client Operations (Align Technology, Inc)

(b)Account for payments to Issuer:

Bank of America Acct: provided
ABA: provided
(c)Account for payments to Dealer: Bank: Citibank NA New York
BIC: CITIUS33 (or ABA: 021000089)
F/O: Citibank New York A/C: provided
Ref: NY Swap Operations
Financial Institution’s delivery instructions: Citigroup Global Markets Inc
DTC 0505
Name: Citibank NA A/C: provided

For purposes of this Confirmation:
(i)Address for notices or communications to Issuer: Align Technology, Inc.
410 N. Scottsdale Road, Suite 1300
Tempe, Arizona 85281 Attn: Legal Department
(ii)Address for notices or communications to Dealer: Citibank, N.A.
390 Greenwich Street, 4th Floor New York, NY 10013 Attention: Equity Derivatives Telephone No.: provided
Email: provided

5.Amendments to the Equity Definitions and Agreement.

(a)Section 9.2(a)(iii) of the Equity Definitions is hereby amended by deleting the words “the Excess Dividend Amount, if any, and”.

(b)Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”.

(c)The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine in its commercially reasonable judgment whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by replacing the words “diluting or concentrative” with the words “material economic”.

(d)Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “any other corporate event involving the Issuer that in the commercially reasonable judgment of the Calculation Agent has a material economic effect on the relevant Transaction”.

(e)Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Dealer will have the right to cancel the Transaction,”.

(f)Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(g)Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and
(3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(h)Section 2(a)(iii) of the Agreement is hereby amended by deleting the words “or Potential Event of Default” in clause (1) of such Section and deleting the word “and” immediately before subsection
(3) and deleting clause “(3)” in its entirety.

(x)“Indemnifiable Tax” as defined in Section 14 of the Agreement, shall not include (i) any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulations issued thereunder or (ii) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

6.Alternative Termination Settlement.

Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs or (ii) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (other than (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or
(y)an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is an Affected Party, which Event of Default or Termination Event resulted from an event or events within Issuer’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then such payment shall be paid as set forth under the Agreement or Equity Definitions, as the case may be, unless Issuer makes an election to the contrary no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, in which case Issuer or Dealer, as the case may be, shall deliver to the other party a number of Shares (or a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in the case of a Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)), with a value equal to the Payment Amount, as determined by the Calculation Agent. In determining the number of Shares (or Alternative Delivery Units) required to be delivered under this provision, the Calculation Agent may take into account a number of factors, including, without limitation, the market price of the Shares (or Alternative Delivery Units) on the Early Termination Date or the date of early cancellation or termination, as the case may be. Additionally, if such delivery is made by Dealer, the Calculation Agent shall take into account the prices at which Dealer purchases Shares (or Alternative Delivery Units) to fulfill its delivery obligations under this Section 6; provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash. If delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this Section 6 is to be made by Issuer, paragraphs 2 through 8 of Annex A hereto shall apply as if (A) such delivery were a settlement of the Transaction to which Net Share Settlement applied, (B) the Buyer Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus
(z)the Payment Amount owed by Issuer.

7.Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)Issuer agrees that:

(i)Issuer will use its commercially reasonable efforts such that Issuer will not during the term of the Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”)) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the open or after the close of the regular trading session on the Exchange for the Shares.

(ii)To the extent that an announcement of a potential Merger Transaction occurs during the term of the Transaction and Dealer has not provided notice to Issuer as promptly as reasonably practicable following such announcement that Dealer will cause the Transaction to be cancelled or terminated in whole pursuant to “Extraordinary Events” in Section 2 above, then as soon as practicable following such announcement (but in any event prior to the next opening of the regular trading session on the Exchange), Issuer shall provide Dealer with written notice specifying (x) Issuer’s average daily “Rule 10b-18 purchases” (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through Dealer or its affiliates and (y) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct. Issuer understands that Dealer will use this information in calculating the trading volume for purposes of Rule 10b-18. In addition, Issuer shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Issuer acknowledges that any such public announcement may trigger the provision set forth in Section 9 below.

Accordingly, Issuer acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 11(b) below.

(b)Upon the occurrence of any public announcement of a Merger Transaction, Dealer may in a good faith and commercially reasonable manner elect either to (i) apply the provisions of Section 9 below or (ii) treat the occurrence of such announcement as an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction, Issuer shall be the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement (a “Merger Termination Event”). In the event that the Dealer elects to treat the Merger Transaction as a Merger Termination Event under this Section 7(b), then neither the provisions of “Extraordinary Events: Consequences of Merger Events” set forth above in this Confirmation nor the provisions of Section 8 below shall apply.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

8.Special Provisions for Acquisition Transaction Announcements.

(a)If an Acquisition Transaction Announcement occurs on or prior to the final Valuation Date, then the Forward Price shall be determined as if the words “minus (ii) the Discount” were deleted from the definition thereof. If an Acquisition Transaction Announcement occurs after the Trade Date but prior to the Lock-Out Date, the Lock-Out Date shall be deemed to be the date of such Acquisition Transaction Announcement.

(b)“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any announcement subsequent to an Acquisition Transaction Announcement relating to a material amendment, a material extension, withdrawal or other material change to the subject matter of the previous Acquisition Transaction Announcement. For the avoidance of doubt, the term “announcement” as used in the definition of Acquisition Transaction Announcement refers to any public announcement whether made by Issuer or any subsidiary or agent thereof or by a bona fide third party that is reasonably likely to be a party to the Acquisition Transaction.

(c)“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets or liabilities of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction or (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets or liabilities (including any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds 25% of the market capitalization of Issuer.

9.Dealer Adjustments.

In the event that Dealer determines, in a good faith and commercially reasonable manner that, based on advice of legal counsel, it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulations 13D-G and Regulations 14 D-E under the Exchange Act; provided that such requirements, policies and procedures relate to legal and regulatory issues and are generally applicable in similar situations and applied in a consistent manner in similar transactions), for Dealer to refrain from purchasing Shares or engaging in other market activity or to purchase fewer than the number of Shares or to engage in fewer or smaller other market transactions Dealer would otherwise purchase or engage in on any Trading Day on or prior to the last day of the Potential Purchase Period, then Dealer may, in its reasonable discretion, elect that a Market Disruption Event shall be deemed to have occurred on such Trading Day. Dealer shall notify Issuer upon the exercise of Dealer’s rights pursuant to this Section 9 and the Trading Days affected by it and shall subsequently notify Issuer on the day Dealer believes that the circumstances giving rise to such exercise have changed.

10.Covenants.

Issuer covenants and agrees that:

(a)Until the end of the Potential Purchase Period (as defined below), neither it nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled or other derivative or structured Share repurchase transaction with a hedging period, calculation period or settlement valuation period or similar period that overlaps with the Transaction) purchase, offer to purchase, place any bid or limit order relating to a purchase of or commence any tender offer relating to Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of Dealer or take any other action that would cause the purchase by Dealer of any Shares in connection with this Confirmation not to qualify for the safe harbor provided in Rule 10b-18 under the Exchange Act (assuming for the purposes of this paragraph that such safe harbor were otherwise available for such purchases); provided that this Section 10(a) shall not (i) limit the Issuer’s ability, pursuant to its employee incentive plan or dividend reinvestment program to re- acquire Shares in connection with the related equity transactions, (ii) limit the Issuer’s ability to withhold shares to cover tax liabilities associated with such equity transactions, (iii) limit the Issuer’s ability to grant stock and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options, provided that in connection with any such purchase Issuer will be deemed to represent to Dealer that such purchase does not constitute a “Rule 10b-18 Purchase” (as defined in Rule 10b-18) (any such incentive or compensatory plan, program or policy of Issuer, a “Compensatory Plan”), (iv) limit any purchases by affiliated purchasers (as defined in Rule 10b-18) of the Issuer in an amount, in aggregate, not to exceed 5% of ADTV (as defined in Rule 10b-18) for such Exchange Business Day, which purchases shall be executed by Dealer (or its affiliate) and made pursuant to documentation and terms reasonably acceptable to Dealer and Issuer, or (v) limit any purchases on May 4, 2022 by affiliated purchasers (as defined in Rule 10b-18) of the Issuer. “Potential Purchase Period” means the period from, and including, the Trade Date to, and including, the latest of (i) the last day of any Buyer Settlement Valuation Period, (ii) the earlier of (A) the date ten Exchange Business Days immediately following the last day of the Calculation Period and (B) the Scheduled Valuation Date and (iii) if an Early Termination Date occurs or the Transaction is cancelled pursuant to Article 12 of the Equity Definitions, a date determined by Dealer in its commercially reasonable discretion and communicated to Issuer no later than the Exchange Business Day immediately following such date.

(b)Without limiting the generality of Section 13.1 of the Equity Definitions, it is not relying, and has not relied, upon Dealer or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Agreement, and that Dealer and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Issuer and that Dealer and its affiliates may continue to conduct such transactions during the term of this Agreement. Without limiting the generality of the foregoing, Issuer acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(c)Neither it nor any affiliates shall take any action that would cause a restricted period (as defined in Regulation M under the Exchange Act (“Regulation M”)) to be applicable to any purchases of Shares, or of any security for which Shares is a reference security (as defined in Regulation M), by Issuer or any affiliated purchasers (as defined in Regulation M) of Issuer during the Potential Purchase Period.

(d)It will not make any election or take any other action in connection with the Transaction while aware of any material nonpublic information regarding Issuer or the Shares.

(e)It shall not declare or pay any Extraordinary Dividend until the Exchange Business Day immediately following the last day of the Potential Purchase Period.

(f)Issuer represents and warrants that it and any of its subsidiaries has not applied, and shall not, until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Issuer comply with any requirement not to repurchase, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Issuer, and that Issuer has not, as of the date specified in the condition, made a capital distribution or will not make a capital distribution, or (ii) where the terms of the Transaction would cause Issuer to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided, that Issuer or any of its subsidiaries may apply for Restricted Financial Assistance if Issuer either (a) determines based on the advice of outside counsel of national standing that the terms of the Transaction would not cause Issuer or any of its subsidiaries to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

11.Representations, Warranties and Acknowledgments.

(a)Issuer hereby represents and warrants to Dealer on the date hereof and on and as of the Initial Share Delivery Date that:

(i)(A) None of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares, and is entering into the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act and (B) Issuer agrees not to alter or deviate from the terms of this Confirmation or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of this Confirmation. Without limiting the generality of the foregoing, all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)The transactions contemplated by this Confirmation have been authorized under Issuer’s publicly announced program to repurchase Shares.

(iii)Issuer is not entering into this Confirmation to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities.

(iv)Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the federal securities laws.

(v)There have been no purchases of Shares in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Issuer or any of its affiliated purchasers during each of the four calendar weeks preceding the Trade Date and during the calendar week in which the Trade Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(vi)Issuer is as of the date hereof and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Issuer is not less than the total amount required to pay the liabilities of Issuer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Issuer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Confirmation, Issuer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Issuer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Issuer is engaged, (E) Issuer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Issuer is or would become unable to satisfy, (F) Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (G) Issuer would be able to purchase Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the corporate laws of the jurisdiction of its incorporation.

(vii)Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares other than any such law, rule, regulation or regulatory order that applies (A) to the beneficial ownership of Shares under the Exchange Act or (B) solely as a result of the business, identity, place of business or jurisdiction of organization of Dealer or any such affiliate.

(b)Issuer acknowledges and agrees that the Initial Shares may be sold short to Issuer. Issuer further acknowledges and agrees that Dealer may purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Issuer. Such purchases and any other market activity by Dealer will be conducted independently of Issuer by Dealer as principal for its own account. All of the actions to be taken by Dealer in connection with the Transaction shall be taken by Dealer independently and without any advance or subsequent consultation with Issuer. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of such Rule, and Issuer shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Issuer acknowledges and agrees that (A) Issuer does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any market transactions in connection with the Transaction and
(B) neither Issuer nor its officers or employees shall, directly or indirectly, communicate any information regarding Issuer or the Shares to any employee of Dealer or its Affiliates that have been identified by Dealer to Issuer in writing as employees responsible for executing market transactions in connection with the Transaction. Issuer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Issuer or any officer or director of Issuer is aware of any material nonpublic information regarding Issuer or the Shares.

(c)Each of Issuer and Dealer represents and warrants to the other that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(d)Each of Issuer and Dealer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, it represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act,
(iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(e)In addition to the representations, warranties and covenants in the Agreement, Dealer represents warrants and covenants to Issuer that:

(i)In addition to the covenants in the Agreement and herein, Dealer agrees to use commercially reasonable efforts, during the Calculation Period and any Buyer Settlement Valuation Period for the Transaction, to make all purchases of Shares in connection with such Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control; provided that, during the Calculation Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for Dealer’s own account or the account of its affiliate(s) the optionality arising under the Transaction (including, for the avoidance of doubt, timing optionality); provided further that, without limiting the generality of this Section, Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Issuer or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).
(ii)Dealer hereby represents and covenants to Issuer that it has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to ensure that (A) individuals making investment decisions related to the Transaction do not have access to material nonpublic information regarding Issuer or the Shares and (B) individuals of Dealer that are in possession of material nonpublic information regarding the Issuer or the Shares have not, while in possession of such material nonpublic information, participated in any offsetting transaction(s) in respect of such Transaction.
(iii)Within one Exchange Business Day of purchasing any Shares on behalf of Issuer pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18, Dealer shall notify Issuer of the total number of Shares so purchased.
(iv)On the first Exchange Business Day of each week, Dealer shall provide weekly reports (the “Weekly Reports”) in connection with the Transaction to the Issuer and to such other persons or agents of the Issuer as the Issuer shall reasonably designate in writing, by electronic mail to the Issuer or its designee. Each Weekly Report shall include the ADTV (as defined in Rule 10b-18) in the Shares for each Scheduled Trading Day during the immediately preceding week (as defined and determined in accordance with Rule 10b-18, as defined herein), the 10b-18 VWAP for each such Scheduled Trading Day and the high and low price on each such Scheduled Trading Day. For the avoidance of doubt and notwithstanding anything to the contrary in the two immediately preceding sentences, the 10b-18 VWAP for purposes of this Master Confirmation shall be determined pursuant the language opposite the caption “10b-18 VWAP” in Section 1 of this Confirmation and not on the basis of, or by reference to, the 10b-18 VWAP set forth in any Weekly Report.
12.Acknowledgements of Issuer.

(a)Issuer agrees, understands and acknowledges that:

(i)during the period from (and including) the Trade Date to (and including) the Settlement Date, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to adjust its Hedge Position with respect to the Transaction;

(ii)Dealer and its Affiliates also may be active in the market for the Shares or options, futures contracts, swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction;

(iii)Dealer shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities or other securities or transactions shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction; and

(iv)any such market activities of Dealer and its Affiliates may affect the market price and volatility of the Shares, including the 10b-18 VWAP and the Forward Price, each in a manner that may be adverse to Issuer.

(b)Issuer:

(i)is an “institutional account” as defined in FINRA Rule 4512(c);

(ii)is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons, unless it has otherwise notified Dealer in writing; and

(iii)will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 12(b) ceases to be true.

13.Delivery of Cash.

For the avoidance of doubt, other than payment of the Prepayment Amount by Issuer, nothing in this Confirmation shall be interpreted as requiring Issuer to cash settle the Transaction hereunder, except in circumstances where cash settlement is within Issuer’s control or in those circumstances in which holders of the Shares would also receive cash.

14.Other Provisions.

(a)Issuer agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 555 and 561 of the Bankruptcy Code.

(b)Dealer and Issuer hereby agree and acknowledge that Dealer has authorized Issuer to disclose the Transaction to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and authorizes Issuer to use any information that Issuer receives or has received with respect to the Transaction in any manner.

(c)In the event Issuer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the Bankruptcy Code or any other applicable bankruptcy or insolvency statute, any rights or claims of Dealer hereunder in respect of the Transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and Dealer hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against Issuer (other than common stockholders) to the extent necessary to assure such ranking. Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of Dealer hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings. Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, Dealer shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, Dealer expressly waives (i) any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder and (ii) any rights of setoff it might otherwise be entitled to assert in respect of such rights and claims.

(d)Notwithstanding any provision of this Confirmation or any other agreement between the parties to the contrary, neither the obligations of Issuer nor the obligations of Dealer hereunder are secured by any collateral, security interest, pledge or lien.

(e)Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(f)Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Issuer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

(g)It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Issuer is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if, at any time on or prior to the Valuation Date, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as specified in Schedule I).

(h)Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its affiliates (a “Designated Affiliate”) to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Issuer to the extent that such Designated Affiliate performs in full all of the obligations of Dealer designated by Dealer to such Designated Affiliate under this Transaction.

(i)Certain Buying Activity of Dealer. Dealer will use commercially reasonable efforts to, on each of at least 70% of the Exchange Business Days during the Calculation Period with respect to the Transaction, provide orders to a Designated Broker to effect all purchases of Shares Dealer expects to be made on such Exchange Business Day as of the opening of trading on the relevant Exchange Business Day in connection with its hedging of the Transaction (for the avoidance of doubt, not including any purchases made to dynamically hedge for Dealer’s own account or the account of its affiliate(s) the optionality arising under the Transaction (including timing optionality)). “Designated Brokers” shall mean CastleOak Securities LP, Drexel Hamilton, LLC, and Siebert Williams Shank & Co., LLC.

(j)Dealer agrees and covenants that it shall use reasonable efforts to timely provide Issuer with any information required to be included in its quarterly or annual filings under the Exchange Act to the extent that Issuer reasonably determines based on the advice of counsel that information in connection with the Transaction is required or advisable pursuant to Item 408 of Regulation S-K of the Exchange Act.

15.Transfer and Assignment.

Dealer may transfer or assign its rights and obligations hereunder and under the Agreement (“Transfer”), in whole or in part, to any of its Affiliates that have a credit rating that is not lower than the credit rating of Dealer immediately prior to the proposed time of such Transfer (or whose obligations are guaranteed by an entity of equivalent credit quality) without the consent of Issuer; provided that, at the time of such Transfer (i) Issuer will not be required to pay (including a payment in kind) to the transferee any amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Issuer would have been required to pay to Dealer in the absence of such Transfer; and (ii) Issuer will not receive any payment (including a payment in kind) from which an amount had been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement, in excess of that which Dealer would have been required to so withhold or deduct in the absence of such Transfer, except to the extent that the transferee will be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement in respect of such excess. Dealer will provide prompt written notice of any such transfer to Issuer.

16.US Resolution Stay.

(a)Recognition of the U.S. Special Resolution Regimes.

(i)In the event that Dealer becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from Dealer of this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation were governed by the laws of the United States or a state of the United States.

(ii)In the event that Dealer or an Affiliate becomes subject to a proceeding under a
U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under this Confirmation that may be exercised against Dealer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Confirmation were governed by the laws of the United States or a state of the United States.

(b)Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Confirmation, the parties expressly acknowledge and agree that:

(i)Issuer shall not be permitted to exercise any Default Right with respect to this Confirmation or any Affiliate Credit Enhancement that is related, directly or indirectly, to an Affiliate of Dealer becoming subject to receivership, insolvency, liquidation, resolution, or similar proceeding (an “Insolvency Proceeding”), except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and

(ii)Nothing in this Confirmation shall prohibit the transfer of any Affiliate Credit Enhancement, any interest or obligation in or under such Affiliate Credit Enhancement, or any property securing such Affiliate Credit Enhancement, to a transferee upon or following an Affiliate of Dealer becoming subject to an Insolvency Proceeding, unless the transfer would result in the Issuer being the beneficiary of such Affiliate Credit Enhancement in violation of any law applicable to the Issuer.

(iii)For the purpose of this paragraph:

(A)“Affiliate” is defined in, and shall be interpreted in accordance with, 12
U.S.C. § 1841(k).

(B)“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of Dealer under or with respect to this Confirmation, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

(c)U.S. Protocol. If Issuer has previously adhered to, or subsequently adheres to, the ISDA 2018 U.S. Resolution Stay Protocol as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Confirmation and the terms of the ISDA U.S. Protocol shall supersede and replace the terms of this section. For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Issuer shall be deemed to be an Adhering Party, and this Confirmation shall be deemed to be a Protocol Covered Agreement. Capitalized terms used but not defined in this paragraph shall have the meanings given to them in the ISDA U.S. Protocol.

(d)Pre-existing In-Scope Agreements. Dealer and Issuer agree that to the extent there are any outstanding “in-scope QFCs,” as defined in 12 C.F.R. § 252.82(d), that are not excluded under 12
C.F.R. § 252.88, between Dealer and Issuer that do not otherwise comply with the requirements of 12
C.F.R. § 252.2, 252.81–8 (each such agreement, a “Preexisting In-Scope Agreement”), then each such Preexisting In-Scope Agreement is hereby amended to include the foregoing provisions in this section, with

DocuSign Envelope ID: 9AAE3018-D946-4B3A-B5DE-5519ED3B637E

references to “this Confirmation” being understood to be references to the applicable Preexisting In-Scope Agreement.

17.Governing Law; Jurisdiction; Waiver.

THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF THE OTHER PARTY OR THE OTHER PARTY’S AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Remainder of Page Intentionally Blank

DocuSign Envelope ID: 9AAE3018-D946-4B3A-B5DE-5519ED3B637E

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning an original or electronic copy in accordance with the notice provisions set forth in Section 4.

Confirmed as of the date first written above:

ALIGN TECHNOLOGY, INC
By:
Name: John Morici
Title: CFO and EVP, Global
Finance

CITIBANK, N.A.
By:
Name: Eric Natelson
Title: Authorized Signatory

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning an original or electronic copy in accordance with the notice provisions set forth in Section 4.

Confirmed as of the date first written above:

ALIGN TECHNOLOGY, INC
By:
Name: John Morici
Title: CFO and EVP, Global
Finance

CITIBANK, N.A.
By:
Name: Eric Natelson
Title: Authorized Signatory

DocuSign Envelope ID: 9AAE3018-D946-4B3A-B5DE-5519ED3B637E

Schedule I

For the purposes of the Transaction, the following terms shall have the following values or meanings: The Trade Date shall be October 26, 2023
The Discount equals the official closing price of the Shares on the Exchange on the Trade Date multiplied by 4.04%

The Initial Shares equal 1,049,538

The Prepayment Amount equals USD 250,000,000.00 The Scheduled Valuation Date shall be January 30, 2024 The Lock-Out Date shall be November 27, 2023
Observation Dates: each Scheduled Trading Day other than October 31, 2023 The Final Termination Date shall be January 30, 2024
Threshold Price: $95.28

As of any date, the Share Cap shall equal the lesser of (i) 2,623,845 Shares and (ii) 1% of the total number of Shares that Issuer has outstanding as of such date.

DocuSign Envelope ID: 9AAE3018-D946-4B3A-B5DE-5519ED3B637E

ANNEX A
BUYER SETTLEMENT PROVISIONS

1.The following Buyer Settlement Provisions shall apply to the Transaction to the extent indicated under the Confirmation:
Settlement Currency:    USD

Settlement Method Election: Applicable; provided that (i) Section 7.1 of the Equity
Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material nonpublic information concerning Issuer or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.
Electing Party:    Buyer Settlement Method
Election Date:    In respect of any Valuation Date, the earlier of (i) the
Scheduled Valuation Date and (ii) the third Exchange Business Day immediately following the Valuation Date designated in an Acceleration (if any) (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.
Default Settlement Method: Cash Settlement Forward Cash Settlement
Amount:    The Settlement Amount multiplied by the Buyer
Settlement Price.

Buyer Settlement Price:    The average of the 10b-18 VWAPs for the Observation
Dates that are Trading Days in the Buyer Settlement Valuation Period, subject to the provisions opposite the caption “Market Disruption Event” in the Confirmation, plus USD 0.05 (in each case, plus interest on such amount during the Buyer Settlement Valuation Period at the rate of interest for Issuer’s long term, unsecured and unsubordinated indebtedness, as determined in good faith and in a commercially reasonable manner by the Calculation Agent).
Buyer Settlement

DocuSign Envelope ID: 9AAE3018-D946-4B3A-B5DE-5519ED3B637E

Valuation Period:    A number of Scheduled Trading Days selected by Dealer
in its commercially reasonable discretion, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Valuation Date or (ii) the Exchange Business Day immediately following the Valuation Date.
Cash Settlement:    If Cash Settlement is applicable, then Buyer shall pay to
Seller the absolute value of the Forward Cash Settlement Amount on the Buyer Cash Settlement Payment Date.
Buyer Cash Settlement
Payment Date:    The date one Settlement Cycle following the last day of the
Buyer Settlement Valuation Period.

Net Share Settlement
Procedures:    If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 8 below.

2.Net Share Settlement shall be made by delivery on the Buyer Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Dealer (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case, as determined by the Calculation Agent in good faith and in a commercially reasonable manner.

3.Buyer may deliver Registered Settlement Shares pursuant to paragraph 2 above only if:

(a)a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; and a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;

(b)the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;

(c)as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Buyer customary in scope for underwritten offerings of equity securities for companies of a similar size and in a similar industry and the results of such investigation are satisfactory to Dealer, in its discretion; and

(d)as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities for companies of a similar size and in a similar industry, in form and substance commercially

26

DocuSign Envelope ID: 9AAE3018-D946-4B3A-B5DE-5519ED3B637E

reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.If Buyer delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Buyer customary in scope for private placements of equity securities for companies of a similar size and in a similar industry (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them subject to customary confidentiality agreements);

(c)as of the date of delivery, Buyer shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Buyer to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities for companies of a similar size and in a similar industry, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements for companies of a similar size and in a similar industry relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Buyer of all reasonable fees and expenses in connection with such resale, including all reasonable fees and expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Buyer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)in connection with the private placement of such shares by Buyer to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Buyer shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.

5.Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Buyer to Dealer pursuant to paragraph 6 below commencing on the Buyer Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the

27

DocuSign Envelope ID: 9AAE3018-D946-4B3A-B5DE-5519ED3B637E

offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD, such excess to Buyer on the date that is two (2) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Buyer on that date such unsold Shares.
6.If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Buyer shall, on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”), deliver to Dealer, through the Selling Agent, a notice of Buyer’s election that Buyer shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Buyer elects to deliver to Dealer additional Shares, then Buyer shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day that is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Buyer shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.
7.Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares for the Transaction be greater than the Share Cap (as specified in Schedule I). Buyer represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Share Cap is equal to or less than the number of Shares determined according to the following formula:

A – B

Where A = the number of authorized but unissued shares of Buyer that are not reserved for future issuance on the date hereof; and

B = the maximum number of Shares required to be delivered to third parties if Buyer elected Net Share Settlement of all transactions in the Shares (other than the Transaction) with all third parties that are then currently outstanding and unexercised.

28